Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of this 27th day of May, 2010, by and between Broadpoint Gleacher Securities Group, Inc., a New York corporation (“Broadpoint”), and Gleacher & Company, Inc., a Delaware corporation and a wholly owned subsidiary of Broadpoint (“Gleacher”).
W I T N E S S E T H:
     WHEREAS, Broadpoint is a corporation duly organized, validly existing and in good standing under the laws of the State of New York;
     WHEREAS, Gleacher is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;
     WHEREAS, the respective Boards of Directors of Broadpoint and Gleacher have determined that, for purposes of effecting the reincorporation of Broadpoint in the State of Delaware, it is advisable, to the advantage of and in the best interests of Gleacher and its stockholder and Broadpoint and its shareholders that Broadpoint merge with and into Gleacher upon the terms and subject to the conditions herein provided;
     WHEREAS, the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and to cause the merger described herein to qualify as a reorganization under the provisions of Section 368 of the Code; and
     WHEREAS, the respective Boards of Directors of Broadpoint and Gleacher and the stockholder of Gleacher have unanimously adopted and approved this Agreement, and the Board of Directors of Broadpoint has directed that this Agreement be submitted to the shareholders of Broadpoint for their consideration.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and intending to be legally bound, Broadpoint and Gleacher hereby agree as follows:
     1. Merger. Subject to the approval of the shareholders of Broadpoint in accordance with the New York Business Corporation Law (the “NYBCL”), at such time hereafter as the parties hereto shall mutually agree, Broadpoint shall be merged with and into Gleacher (the “Merger”), and Gleacher shall be the surviving company (hereinafter sometimes referred to as the “Surviving Corporation”). The Merger shall be effective upon (a) the filing of a Certificate of Merger (the “New York Certificate of Merger”), substantially in the form attached as Exhibit A hereto, with the office of the New York Secretary of State in accordance with the provisions of Section 907 of the NYBCL; and (b) the filing of a Certificate of Merger (the “Delaware Certificate of Merger”), substantially in the form attached as Exhibit B hereto, with the Secretary of State of the State of Delaware in accordance with the applicable provisions of Section 252 of the Delaware General Corporation Law (the “DGCL”); the date and time of the later of such filings being hereinafter referred to as the “Effective Time.” Following the due approval of the Merger by the shareholders of Broadpoint, subject to the provisions of this Agreement, the New York Certificate of Merger shall be duly executed by Gleacher and Broadpoint and thereafter delivered to the office of the Secretary of State of the State of New York, and the Delaware Certificate of Merger shall be duly executed by Gleacher and Broadpoint and thereafter delivered to the office of the Secretary of State of Delaware.
     2. Governing Documents.
          a. The Certificate of Incorporation of Gleacher, as amended and restated, shall be the Certificate of Incorporation of the Surviving Corporation.
          b. The Bylaws of Gleacher shall be the Bylaws of the Surviving Corporation.
     3. Directors and Officers. The directors of Broadpoint immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and the officers of Broadpoint immediately prior to the Effective Time shall be the officers of the Surviving Corporation. Such directors and officers will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, as the same may be lawfully amended, or as otherwise provided by law.
     4. Succession; Name of Surviving Corporation. As of the Effective Time, the separate existence of Broadpoint shall cease and Broadpoint shall be merged with and into Gleacher, and the name of the Surviving Corporation shall be Gleacher & Company, Inc. As of the Effective Time, Gleacher shall (i) possess all of the assets, rights, privileges, franchises, powers and property of Broadpoint as constituted immediately prior to the Effective Time; (ii) be subject to all actions previously taken by Broadpoint’s Board of Directors; (iii) succeed, without other transfer, to all of the assets, rights, privileges, franchises, powers and property of Broadpoint in the manner of and as more fully set forth in Section 259 of the Delaware General Corporation Law; (iv) continue to be subject to all of the debts, liabilities and obligations of Broadpoint as constituted immediately prior to the Effective Time; and (v) succeed, without other transfer, to all of the debts, liabilities and obligations of Broadpoint in the same manner as if Gleacher had itself incurred them, all as more fully provided under the applicable provisions of the DGCL and the NYBCL.
     5. Further Assistance. From and after the Effective Time, as and when required by Gleacher or by its successor and assigns, there shall be executed and delivered on behalf of Broadpoint such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action, as shall be appropriate or necessary in order to vest, perfect or confirm, of record or otherwise, in Gleacher the title to and possession of all the property, interests, assets, rights, privileges, immunities, power, franchises and authority of Broadpoint, and otherwise to carry out the purposes of this Agreement, and the officers and directors of Gleacher are fully authorized in the name and on behalf of Broadpoint or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.
     6. Manner of Conversion of Securities.
          (a) Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock of Broadpoint (“Broadpoint Common Stock”) outstanding immediately prior to the Effective Time shall be changed and converted into one fully paid and non-assessable share of common stock of Gleacher (“Gleacher Common Stock”). Each share of Broadpoint Common Stock issued and outstanding immediately prior to the Effective Time that is restricted or not fully vested shall upon such conversion have the same restrictions or vesting arrangements applicable to such shares as prior to the conversion.
          (b) Preferred Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of preferred stock of Broadpoint (“Broadpoint Preferred Stock”) outstanding immediately prior to the Effective Time shall be changed and converted into one fully paid and non-assessable share of preferred stock of Gleacher (“Gleacher Preferred Stock”). Each share of Broadpoint Preferred Stock issued and outstanding immediately prior to the Effective Time that is restricted or not fully vested shall upon such conversion have the same restrictions or vesting arrangements applicable to such shares as prior to the conversion.
          (c) Options, Warrants and Stock Purchase Rights. At the Effective Time, the Surviving Corporation shall assume and continue the stock option plans and all other employee benefit, profit sharing and incentive compensation plans of Broadpoint. Each outstanding and unexercised option, warrant, and stock purchase right (each, a “Derivative Security”) of Broadpoint shall become a Derivative Security of the Surviving Corporation on the basis of one share of Gleacher Common Stock for each share of Broadpoint Common Stock issuable pursuant to any such Derivative Security, on the same terms and conditions applicable to any such Broadpoint Derivative Security at the Effective Time. The exercise price for each share of Gleacher Common Stock issuable pursuant to any such Derivative Security shall be equal to the exercise price applicable to any such Broadpoint Derivative Security at the Effective Time. No fractional Derivative Security shall be issued upon the exchange of any Derivative Security of Broadpoint for a Derivative Security of Gleacher.
          (d) Reserved Shares. A number of shares of the Surviving Corporation’s Common Stock and Preferred Stock shall be reserved for issuance upon the exercise of Derivative Securities equal to the number of shares of Broadpoint Common Stock and Broadpoint Preferred Stock respectively so reserved immediately prior to the Effective Time.
          (e) Broadpoint Repurchase Rights. All outstanding rights of Broadpoint that it may hold immediately prior to the Effective Time to repurchase unvested shares of Broadpoint Common Stock (the “Repurchase Options”) shall be assigned to Gleacher in the Merger and shall thereafter be exercisable by Gleacher upon the same terms and conditions in effect immediately prior to the Effective Time.
     7. Outstanding Stock of Gleacher. At the Effective Time, the 100 shares of Gleacher Common Stock presently issued and outstanding in the name of Broadpoint shall be canceled and retired and resume the status of authorized and unissued shares of Gleacher Common Stock, and no shares of Gleacher Common Stock or other securities of Gleacher Common Stock shall be issued in respect thereof.
     8. Stock Certificates. From and after the Effective Time, all of the outstanding certificates which prior to that time represented shares of capital stock of Broadpoint shall be deemed for all purposes to evidence ownership and to represent the shares of capital stock of Gleacher into which such shares of Broadpoint represented by such certificates have been converted as herein provided. The registered owner on the books and records of Gleacher or its transfer agent of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to Gleacher or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of capital stock of Gleacher evidenced by such outstanding certificates as above provided. Each certificate representing capital stock of the Surviving Corporation so issued in the Merger shall bear the same legends, if any, with respect to the restrictions on transferability as the certificates of Broadpoint so converted and given in exchange therefor, unless otherwise determined by the Board of Directors of the Surviving Corporation in compliance with applicable laws, and any additional legends required by applicable Blue Sky laws. If any certificate for shares of Gleacher stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, that such transfer otherwise be proper and that the person requesting such transfer pay to the exchange agent any transfer or other taxes payable by reason of the issuance of such new certificate in a name other than that of the registered holder of the certificate surrendered or establish to the satisfaction of Gleacher that such tax has been paid or is not payable.
     9. Validity of Gleacher Common Stock. All shares of Gleacher Common Stock into which shares of Broadpoint Common Stock are to be converted pursuant to the Merger shall not be subject to any statutory or contractual preemptive rights, shall, when issued, be validly issued, fully paid and non-assessable and shall be issued in full satisfaction of all rights pertaining to such Broadpoint Common Stock.
     10. Rights of Former Holders. From and after the Effective Time, no holder of certificates which evidenced Broadpoint Common Stock immediately prior to the Effective Time shall have any rights with respect to the shares formerly evidenced by those certificates, other than the right to receive the shares of Gleacher Common Stock into which such Broadpoint Common Stock shall have been converted pursuant to the Merger.

     11. Abandonment and Termination. At any time before the Effective Time, this Agreement may be terminated and the Merger may be abandoned by the Board of Directors of either Broadpoint or Gleacher or both, notwithstanding approval of this Agreement by the sole stockholder of Gleacher and the shareholders of Broadpoint.
     12. Third Parties. Except as provided in this Agreement, nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, firm or corporation, other than the parties hereto or their respective successors and assigns, any rights or remedies under or by reason of this Agreement.
     13. Covenants of Gleacher. Gleacher covenants and agrees that it will, on or before the Effective Time:
          (a) qualify to do business as a foreign corporation in the State of New York and in connection therewith irrevocably appoint an agent for service of process as required under the provisions of the NYBCL;
          (b) take such other actions as may be required by the NYBCL in connection with the Merger.
     14. Registered Office. The registered office of the Surviving Corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, in the county of New Castle; and The Corporation Trust Company is the registered agent of the Surviving Corporation at such address.
     15. Agreement. Executed copies of this Agreement shall be on file at the principal place of business of the Surviving Corporation at 1290 Avenue of the Americas, New York, New York 10104, and copies thereof shall be furnished to any stockholder of either Constituent Corporation, upon request and without cost.
     16. Governing Law. This Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the State of Delaware.
     17. Approval of Broadpoint as Sole Stockholder. By its execution and delivery of this Agreement, Broadpoint, as sole stockholder of Gleacher, consents to, approves and adopts this Agreement and the Plan of Merger, and approves the Merger. Broadpoint agrees to execute such instruments as may be necessary or desirable to evidence its approval and adoption of this Agreement, the Plan of Merger attached as Exhibit C, and the Merger as the sole stockholder of Gleacher.
     18. Expenses. The Surviving Corporation shall pay all expenses of carrying this Agreement into effect and accomplishing the Merger.
     19. Effective Time. This Agreement and Plan of Merger shall be effective as of the date of filing of a counterpart of this Agreement or a Certificate of Merger with the State of Delaware.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed as of this day and year first above written.

BROADPOINT GLEACHER SECURITIES GROUP, INC., a New York corporation
By:	/s/ Patricia A. Arciero-Craig
	Name:	Patricia A. Arciero-Craig
	Title:	Secretary and General Counsel

GLEACHER & COMPANY, INC., a Delaware corporation
By:	/s/ Patricia A. Arciero-Craig
	Name:	Patricia A. Arciero-Craig
	Title:	Director

Exhibit A
to Agreement

CERTIFICATE OF MERGER
OF
BROADPOINT GLEACHER SECURITIES GROUP, INC.
WITH AND INTO
GLEACHER & COMPANY, INC.
(Pursuant to Section 907 of the Business Corporation Law of
the State of New York)
     FIRST: The name of each constituent corporation (each, a “ Constituent Corporation”) is (i) Broadpoint Gleacher Securities Group, Inc., a New York corporation (“ Broadpoint”), originally formed under the name First Albany Companies Inc., and (ii) Gleacher & Company, Inc., a Delaware corporation (“ Gleacher”). In the merger (the “ Merger”) contemplated by this Certificate of Merger, Broadpoint will merge with and into Gleacher, which will be the surviving corporation (the “ Surviving Corporation”) in the Merger. The name of the Surviving Corporation is “Gleacher & Company, Inc.”
     SECOND: The designation and number of outstanding shares of each class and series of capital stock of each Constituent Corporation is as follows:

Number of Shares Entitled to
Name of Constituent Corporation	Designation of Outstanding Shares	Vote
Broadpoint Gleacher Securities Group, Inc.	Common Stock, $0.01 par value; 128,684,035 shares outstanding	128,684,035 shares

	Preferred stock; $1.00 par value; 1,000,000 shares outstanding	No shares

Gleacher & Company, Inc.	Common Stock, $1.00 par value; 100 shares outstanding	100 shares
     None of the outstanding shares indicated in the table above are entitled to vote as a class on the Merger. Further, none of the outstanding shares indicated in the table above are subject to change prior to the effective date of the Merger subject to this Certificate of Merger and the Certificate of Incorporation of the Surviving Corporation, as described in Article Third of this Certificate of Merger.
     THIRD: The Certificate of Incorporation of Gleacher will be the Certificate of Incorporation of the Surviving Corporation.
     FOURTH: The effective date of the Merger will be May 27, 2010.
     FIFTH: The Merger was authorized and approved on behalf of Broadpoint, one of the Constituent Corporations, by the unanimous vote of its Board of Directors on April 6, 2010 and by the affirmative vote at the annual meeting of shareholders of Broadpoint, held on May 27, 2010, of the holders of at least two-thirds of outstanding Broadpoint voting stock. The Merger was authorized and approved on behalf of Gleacher (the other Constituent Corporation, which is the Surviving Corporation), (i) by its Board of Directors pursuant to a Unanimous Written Consent dated May 27, 2010, and (ii) by its sole stockholder pursuant to the Agreement and Plan of Merger dated May 27, 2010.
     SIXTH: The Certificate of Incorporation of Broadpoint was originally filed with the office of the Secretary of State of the State of New York on November 4, 1985. The Certificate of Incorporation of Gleacher was originally filed with the Secretary of the State of Delaware on May 20, 2010. Gleacher filed an application for authority to do business in the State of New York on May 21, 2010.

     SEVENTH: Gleacher agrees that it may be served with process in the State of New York in any action or special proceeding for the enforcement of any liability or obligation of any domestic constituent corporation or of any foreign constituent corporation previously amendable to suit in the State of New York, and for the enforcement under the Business Corporation Law, of the right of shareholders of any constituent domestic corporation to receive payment for their shares against the (surviving or consolidated) corporation; and it designates the Secretary of State of New York as its agent upon whom process against it may be served in the manner set forth in paragraph (b) of Section 306 of the Business Corporation Law, in any action or special proceeding. The post office address to which the Secretary of State shall mail a copy of any process against it served upon him is 1290 Avenue of the Americas, New York, New York 10104.
     EIGHTH: Gleacher agrees that, subject to the provision of Section 623 of the Business Corporation Law, it will promptly pay to the shareholders of each constituent domestic corporation the amount, if any, to which they shall be entitled under the provisions of the Business Corporation Law, relating to the right of the shareholders to receive payment for their shares.
     NINTH: (i) Broadpoint hereby certifies that all fees and taxes, including penalties and interest, administered by the Department of Taxation and Finance of the State of New York which are now due and payable by each constituent domestic corporation have been paid and that a cessation franchise tax report, estimated or final, through the anticipated date of the (merger) has been filed by each constituent domestic corporation. (ii) Gleacher hereby agrees that it will within 30 days after the filing of the certificate of (merger) file the cessation franchise tax report, if an estimated report was previously filed, and promptly pay to the Department of Taxation and Finance of the State of New York all fees and taxes, including penalties and interest, if any, due to the Department of Taxation and Finance by each constituent domestic corporation.
     TENTH: The Merger is permitted by the laws of the jurisdiction of the foreign corporation and is in compliance therewith.
[THIS SPACE LEFT INTENTIONALLY BLANK]

     IN WITNESS WHEREOF, Broadpoint Gleacher Securities Group, Inc. has caused this Certificate of Merger to be signed by Patricia A. Arciero-Craig, its Secretary; and Gleacher & Company, Inc. has caused this Certificate of Merger to be signed by Patricia A. Arciero-Craig, its Director this 27th day of May, 2010.

BROADPOINT GLEACHER SECURITIES GROUP, INC.
By:	/s/ Patricia A. Arciero-Craig
	Name:	Patricia A. Arciero-Craig
	Title:	Secretary and General Counsel

GLEACHER & COMPANY, INC.
By:	/s/ Patricia A. Arciero-Craig
	Name:	Patricia A. Arciero-Craig
	Title:	Director

Exhibit B
to Agreement

CERTIFICATE OF MERGER
MERGING
BROADPOINT GLEACHER SECURITIES GROUP, INC.
WITH AND INTO
GLEACHER & COMPANY, INC.

Pursuant to Section 252 of the General Corporation Law of
the State of Delaware

     Gleacher & Company, Inc. does hereby certify as follows:
     FIRST: That constituent corporation Broadpoint Gleacher Securities Group, Inc. (“Broadpoint”) was incorporated in the State of New York pursuant to the New York Business Corporation Law, and Gleacher & Company, Inc. (“Gleacher”) was incorporated pursuant to the Delaware General Corporation Law (the “DGCL”). The authorized capital stock of Broadpoint consists of 200,000,000 shares of Common Stock, par value $.01 per share and 1,500,000 shares of Preferred Stock, par value $1.00 per share.
     SECOND: That an Agreement and Plan of Merger (the “Merger Agreement”), setting forth the terms and conditions of the merger of Broadpoint with and into Gleacher (the “Merger”), has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 252(c) of the DGCL.
     THIRD: That Gleacher shall be the surviving corporation after the Merger (the “Surviving Corporation”). The name of the Surviving Corporation shall be Gleacher & Company, Inc.
     FOURTH: Upon the effectiveness of the Merger, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to provide as set forth in Annex A attached hereto.
     FIFTH: That an executed copy of the Merger Agreement is on file at the principal place of business of the Surviving Corporation at the following address:
Gleacher & Company, Inc.
1290 Avenue of the Americas
New York, New York 10104
     SIXTH: That a copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any constituent corporation.
     SEVENTH: That, in accordance with section 103(d) of the General Corporation Law of the State of Delaware, the Merger shall become effective at 4:01 p.m. Eastern Daylight Time on May 27, 2010.

     IN WITNESS WHEREOF, the Surviving Corporation has caused this Certificate of Merger to be executed in its corporate name as of this 27th day of May, 2010.

Gleacher & Company, Inc.
By:	/s/ Patricia A. Arciero-Craig
	Name:	Patricia A. Arciero-Craig
	Title:	Director

ANNEX A
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
GLEACHER & COMPANY, INC.
See Exhibit 3.1 to this Current Report on Form 8-K.

Exhibit C
to Agreement

PLAN OF MERGER
     The following corporations are parties to this Plan of Merger: (i) Broadpoint Gleacher Securities Group, Inc., a New York corporation (“Broadpoint”), originally formed under the name First Albany Companies Inc., and (ii) Gleacher & Company, Inc., a Delaware corporation (“Gleacher”).
     1. The designation and number of outstanding shares of each class and series of capital stock of each constituent corporation is as follows:

Name of	Designation of	Number of Shares
Constituent Corporation	Outstanding Shares	Entitled to Vote
Broadpoint Gleacher Securities Group, Inc.	Common Stock, $0.01 par value; 128,684,035 shares outstanding	128,684,035 shares
	Preferred Stock; $1.00 par value; 1,000,000 shares outstanding	No shares
Gleacher & Company, Inc.	Common Stock, $1.00 par value; 100 shares outstanding	100 shares
     None of the outstanding shares indicated in the table above are entitled to vote as a class on the Merger (as defined below). Further, none of the outstanding shares indicated in the table above are subject to change prior to the effective date of the Merger.
     2. Broadpoint owns all of the outstanding shares of Gleacher.
     3. Broadpoint shall be merged with and into Gleacher (the “Merger”).
     4. All of the shares of Gleacher outstanding immediately prior to the Merger shall thereupon be canceled.
     5. Upon the Merger, each outstanding share of common stock, $0.01 par value per share, of Broadpoint (“Broadpoint Common Stock”) shall be converted into one share of common stock, $0.01 par value per share, of Gleacher (“Gleacher Common Stock”).
     6. Upon the Merger, each outstanding share of preferred stock, $1.00 par value per share, of Broadpoint (“Broadpoint Preferred Stock”) shall be converted into one share of preferred stock, $1.00 par value per share, of Gleacher (“Gleacher Preferred Stock”).
     7. Each holder of Broadpoint Common Stock or Broadpoint Preferred Stock may thereupon surrender the corresponding share certificate or certificates to the Secretary of Gleacher and shall be entitled to receive in exchange therefor a certificate or certificates representing the number of shares into which the shares theretofore represented by a certificate or certificates so surrendered shall have been converted as provided herein.
     8. Upon the Merger, each outstanding and unexercised option, warrant, or other right to purchase Broadpoint Common Stock shall become an option, warrant, or other right to purchase Gleacher Common Stock on the basis of one share of Gleacher Common Stock for each share of Broadpoint Common Stock issuable pursuant to any such option, warrant, or other stock purchase right, on the same terms and conditions applicable to any such Broadpoint option, warrant, or other stock purchase right.
     9. Upon the Merger, each outstanding and unexercised option, warrant, or other right to purchase Broadpoint Preferred Stock shall become an option, warrant, or other right to purchase Gleacher Preferred Stock on the basis of one share of Gleacher Preferred Stock for each share of Broadpoint Preferred Stock issuable pursuant to any such option, warrant, or other stock purchase right, on the same terms and conditions applicable to any such Broadpoint option, warrant, or other stock purchase right.
     10. The officers and directors of Broadpoint immediately preceding the Merger shall be the officers and directors of Gleacher immediately following the Merger.
     11. The Certificate of Incorporation of Gleacher, as amended and restated immediately following the Merger, shall continue in full force and effect as the Certificate of Incorporation of the surviving corporation.
     12. The Bylaws of Gleacher, as adopted immediately following the Merger, shall continue in full force and effect as the Bylaws of the surviving corporation.
     13. The name of the surviving corporation shall be “Gleacher & Company, Inc.,” a Delaware corporation.
     14. This Plan of Merger shall be effective as of the date of filing of a Certificate of Merger with the State of Delaware.